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                          [WILLBROS GROUP, INC. LOGO]


                                             CONTACT: Michael W. Collier
NEWS RELEASE                                          Investor Relations Manager
                                                      Willbros USA, Inc.
                                                      (713) 403-8016

FOR IMMEDIATE RELEASE                                 Jack Lascar / Partner
                                                      DRG&E
                                                      (713) 529-6600


                   WILLBROS REPORTS FIRST QUARTER 2004 RESULTS

HOUSTON, TEXAS - MAY 3, 2004 - Willbros Group, Inc. (NYSE: WG) reported today, for the quarter ended March 31, 2004, a loss of $(0.01) per share on revenue of $102.3 million. This is an improvement over the guidance of a loss of $(0.03) to $(0.07) per share the Company provided on February 23, 2004.

FIRST QUARTER 2004

      Revenue for the first quarter of 2004 was $102.3 million compared to $98.9 million during the first quarter of 2003. The three percent increase in revenue was driven by an increase in construction partially offset by decreases in specialty services and engineering work. Construction revenue for the first quarter increased to $76.9 million compared to $64.2 million for the same period last year. Specialty services revenue in the first quarter decreased to $16.9 million from $19.5 million for the same period last year. Engineering revenue for the quarter decreased to $8.5 million from $15.2 million in the first quarter of last year.

      Net loss for the first quarter of 2004 was $0.2 million or $(0.01) per share on 20.7 million shares, compared to a net loss for the first quarter of 2003 of $4.6 million or $(0.22) per share on 20.6 million shares. The improvement in financial results in the first quarter of this year resulted from increased construction activity in North America and the Middle East. These improvements were partially offset by increased costs associated with bidding, initial staffing and contract negotiations on anticipated projects.

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Legal expenses related to contract negotiations and claims, and costs to comply with Sarbanes-Oxley requirements also contributed to increased administrative costs. Results in the first quarter of 2003 were negatively affected by a series of unforeseen costs related to contract variations.

      EBITDA(1) for the first quarter of 2004 increased to $5.6 million compared to $0.5 million in the same period last year.

      Backlog(2) as of March 31, 2004 was $204.5 million, with an estimated imbedded margin of 30.9 percent, compared to $224.7 million at the end of 2003, with an estimated imbedded margin of 29.6 percent.

      Michael F. Curran, President and Chief Executive Officer, commented, "The first quarter unfolded as we had anticipated. We continue to see increased demand for construction services both in international and North American markets. In addition, in the last 30 days we have begun to see renewed interest in engineering work in North America. Furthermore, because we are actively negotiating contracts with a number of clients, we remain confident that Willbros will be awarded approximately $400 million in new contracts before the end of the summer."

RECENT DEVELOPMENTS

      In late March, our Opal gas processing plant in southwestern Wyoming began full commercial operations.

      Mr. Curran stated, "Our long-term relationship with Williams allowed us to create a unique structure for the expansion of the gas processing capacity at the Opal facility. From our perspective, this facility adds a new source of long-term revenue to complement our revenue stream from projects."

      On March 15, 2004, the Company announced that it had entered into an expanded credit agreement with Credit Lyonnais, for a new $150 million three-year senior secured credit facility. This facility replaces the Company's existing three-year $125 million bank facility, which was scheduled to expire in June 2005.

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Also, between early March and mid-April, Willbros issued $70 million of convertible senior notes, with an interest rate of 2.75 percent, due in 2024. The notes are convertible into shares of Willbros' common stock at an initial equivalent conversion price of $19.47 per share of common stock, subject to adjustment in certain circumstances. The notes will be convertible only upon the occurrence of certain specified events including, but not limited to, if, at certain times, the closing sale price of the Company's Common Stock exceeds 120% of the then current conversion price, or $23.36 per share based on the initial conversion price.

OUTLOOK

      The following outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein are set forth below and in Willbros' filings with the Securities and Exchange Commission.

      Warren L. Williams, Senior Vice President and Chief Financial Officer, commented, "Based on current information, we are reconfirming our revenue expectations in the range of $525 to $575 million and our earnings for the year in the range of $0.65 to $0.90 per diluted share. Depending upon the timeframe of project awards, we now expect earnings per diluted share in the second quarter of 2004 to range between $0.01 and $0.05."

      Mr. Curran added, "Willbros is in very strong financial condition and we continue to be a contractor of choice with many of our customers. We are confident that the Company is positioned to perform well in this improving business cycle despite the continued uncertainty related to the timing of awards. With respect to our outstanding contract variations, we continue to meet and negotiate with our customers. Our timetable for the resolution of these matters has not changed and we believe we will finalize negotiations on these issues before the end of this year."

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CONFERENCE CALL

      Willbros has scheduled a conference call for Tuesday, May 4, 2004, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To participate in the conference call, dial (303) 262-2211 at least 10 minutes before the call begins and ask for the Willbros conference call. A replay of the conference call will be available through May 11, 2004. To access the replay, dial (303) 590-3000 using the pass code of 576612.

      Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.willbros.com. To listen to the live call on the web, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call for a period of 12 months.

      Willbros Group, Inc. is one of the leading independent contractors serving the oil, gas and power industries, providing construction, engineering and other specialty oilfield-related services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

     (1) EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company's results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.


     (2) Backlog is anticipated contract revenue from projects for which award is either in hand or assured.


      This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including such things as future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

                                (Table to Follow)


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                              WILLBROS GROUP, INC.
                    (In Thousands, Except Per Share Amounts)

                                                              THREE MONTHS ENDED
                                                                    MARCH 31
                                                         ----------------------------
                                                                   UNAUDITED
                                                            2004               2003
                                                         ---------          ---------
Statement of Operations Data
----------------------------
  Contract revenue                                       $ 102,338          $  98,936
  Operating expenses:
    Contract cost                                           86,704             89,139
    Depreciation and amortization                            5,315              5,668
    General and administrative                              10,402              8,980
                                                         ---------          ---------
  Operating loss                                               (83)            (4,851)
  Net interest expense                                        (386)              (399)
  Other income (expense)                                       362               (354)
                                                         ---------          ---------
  Loss before income taxes                                    (107)            (5,604)
  Provision (benefit) for income taxes                         125             (1,031)
                                                         ---------          ---------
  Net loss                                               $    (232)         $  (4,573)
                                                         =========          =========
  Loss per share:
    Basic                                                $    (.01)         $    (.22)
                                                         =========          =========
    Diluted                                              $    (.01)         $    (.22)
                                                         =========          =========

Cash Flow Data
--------------
  Cash provided by (used in):
    Operating activities                                 $  (6,753)         $ (22,691)
    Investing activities                                   (11,401)            (4,886)
    Financing activities                                    42,601                 54

Other Data
----------
  Weighted average shares outstanding:
    Basic                                                   20,741             20,613
    Diluted                                                 20,741             20,613
  EBITDA                                                 $   5,594          $     463
  Capital expenditures                                      11,414              5,276

Reconciliation of Non-GAAP Financial Measure
--------------------------------------------
  Net loss                                               $    (232)         $  (4,573)
  Interest - net                                               386                399
  Income taxes                                                 125             (1,031)
  Depreciation and amortization                              5,315              5,668
                                                         ---------          ---------
  EBITDA                                                 $   5,594          $     463
                                                         =========          =========

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Balance Sheet Data                                         3/31/04           12/31/03
------------------                                         -------           --------
  Cash and cash equivalents                              $  45,416          $  20,969
  Working capital                                          127,064             90,129
  Total assets                                             362,526            311,422
  Total debt                                                64,387             18,322
  Stockholders' equity                                     211,501            210,281

Backlog Data                                               204,487            224,712
------------

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